CODE OF ETHICS

Code of Ethics

This Code of Ethics (the “Code”) has been adopted by the Adviser for the purpose of instructing its access persons (defined below) in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Adviser and its clients. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Adviser and its clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. It is imperative that each access person understands that the Adviser places a high value on its standards for ethical behavior.   AAIM requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times.

This Code of Ethics is based on the SEC’s Rule 204A-1. The general principles inherent in this Code of Ethics are:

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The duty at all times is to place the interests of clients ahead of those of the Adviser and Adviser’s employees

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The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility

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The  fundamental  standard  that  access  persons  should  not  take  inappropriate advantage of their positions or of their relationship with the Adviser or its clients

It is imperative that the personal trading activities of associated persons be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons

Under SEC Rule 204A-1, the Code must require certain associated persons, called “access persons,” to report their personal securities transactions and holdings. An access person is a supervised person who has access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Access persons include portfolio management personnel and client service representatives who communicate investment advice to clients. Access persons tend to have information about investment recommendations whose effect may not yet be felt in the marketplace. As such, access persons  may  be  in  a  position  to  take  advantage  of  their  knowledge  of  the  trading  cycles, methodologies,  patterns,  holdings  and  other  inside  information.  Administrative,  technical,  and clerical personnel may also be access persons if their functions or duties give them access to nonpublic information. Organizations in which employees have broad responsibilities, and where information barriers are few, may see a larger percentage of their staff subject to the reporting requirements. In contrast, organizations that keep strict controls on sensitive information may have fewer access persons.

Directors, officers, and partners are presumed to be access persons if the firm’s primary business is providing investment advice.

Persons who are not employees but who have access to current information regarding client trading are considered “employees” for the purpose of this Code. The Chief Compliance Officer (“CCO”) may exempt such persons from any requirement hereunder if the CCO determines that such exemption would not have a material adverse effect on any client account.

Securities Trading

This Code requires the Adviser’s access persons to report their personal securities transactions and holdings on a quarterly basis to the Adviser’s CCO or other designated person. The Adviser is then required to review those reports. Both the Adviser and the SEC’s examination staff will utilize the reviews to identify improper trades or patterns of trading by access persons.

Each access person must provide a complete report of securities holdings at the time of initial employment  and  annually thereafter.  The initial report,  and any subsequent  reports,  must  be current within 45 days of the date the report is submitted.

Each access person must also provide a report no less frequently than quarterly, due no later than

30 days after the close of every calendar quarter. Quarterly reports may be waived if the access person has taken steps to ensure that more frequent reports (such as monthly statements or trade-

by-trade confirmations sent from the account custodian) are regularly provided to the Adviser.

Exceptions

Rule 204A-1 permits three exceptions to personal securities reporting. No reports are required:

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For transactions effected pursuant to an automatic investment plan

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For securities held in accounts over which the access person has no direct or indirect influence or control

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If the Adviser has only one access person, provided the firm maintains records of the holdings and transactions that Rule 204A-1 would otherwise require

Reportable Securities

Access persons must submit holdings and transaction reports for “reportable securities” in which the access person has, or acquires, any direct or indirect beneficial ownership. This would include any securities or account(s) held by the immediate family members sharing the access person’s household.

Five types of securities are exempt from Rule 204A-1 because the SEC has deemed that these types of securities furnish little opportunity for the type of improper trading that the access person reports are designed to uncover:

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Transactions and holdings in direct obligations of the Government of the United States

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Money market instruments bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

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Shares of money market funds

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Transactions and holdings in shares of other types of mutual funds, except those for which the Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund

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Transactions in units of a unit investment trust if  the unit investment trust is invested exclusively in unaffiliated mutual funds

Initial Public O f f er i ngs

Access persons must obtain the Adviser’s prior written approval before investing in an initial public offering (“IPO”). Because most individuals rarely have the opportunity to invest in these types of securities, an access person’s investment in an IPO raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage. The only exemption to this requirement is if the Adviser has only one access person.

Private Placements

Access persons must obtain the Adviser’s prior written approval before investing in a private placement

Reporting Violations

In compliance with Rule 204A-1, the Adviser requires prompt internal reporting of any violations of the Code. Violations must be reported to the Adviser’s CCO or to his/her designee. In any case, the CCO must ultimately review all such reports.

The Adviser encourages associated persons to report violations, and therefore offers to protect any such individual. Steps will be taken to prevent retaliation against any employee who reports a violation. Furthermore, the CCO and/or other designated individual accept anonymous reporting.

Retaliation against any employee who reports a violation shall be considered a violation of this Code of Ethics.

Distribution

Under Rule 204A-1, the Adviser’s Code shall be provided to each supervised person no less than annually. At each submission, the supervised person is required to acknowledge receipt in writing.

The Adviser shall ensure that all employees have received adequate training on the principles of the Code by making the CCO available at all times to respond to specific questions, and through comments and remedial action taken by the CCO as a result of the reviews and reports.

Adviser Review

The Adviser’s CCO shall have primary responsibility for enforcing this Code. Enforcement includes reviewing access persons’ personal securities reports manually through review of paper copies or through electronic means, as may be determined at the sole discretion of the CCO.

The review of personal securities holding and transaction reports includes, but is not limited to the following:

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An assessment of whether the access person followed the required internal procedures

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A comparison of the personal trading to any restricted lists

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Determination as to whether the access person is trading for his/her own account in the same securities he/she is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes

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Periodic analysis of the access person’s trading for patterns that may indicate abuse

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Investigation of any substantial disparities between the quality of performance the access person achieves for his/her own account and that he/she achieves for clients

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Investigation  of  any  substantial  disparities  between  the  percentage  of  trades  that  are profitable when the access person trades for his/her own account and the percentage that are profitable when he/she places trades for clients

Amendment

To accommodate Rule 204A-1, the SEC has amended Part 2 of Form ADV to require Advisers to summarize their Code of Ethic and to furnish clients upon request with a copy of the Code. The disclosure serves several functions:

Clients will be provided with information that helps them understand the Adviser’s ethical culture and standards, how the Adviser controls sensitive information and what steps it has taken to prevent employees from misusing their inside positions at clients’ expense.

Clients will be able to select Advisers whose ethical commitment meets their expectations. The Adviser will be encouraged to implement more effective procedures by exposing them to the clients’ view, and will be held to standards of adhering strictly to the disclosed procedures.

It is imperative that each associated person of the Adviser observe this Code with the highest degree of diligence, as it is through this Code that the Adviser shall implement its fiduciary responsibility to its clients.

Outside Business Activities

Employment of any outside business activity by an associated person of AAIM may result in possible conflicts of interests for the associated person or for the firm and therefore must be reviewed and approved by Julie Schwartz.  In addition, outside business activities must be disclosed on the associated person’s Form U4, and if applicable, the Form ADV. Outside activities which must be reviewed and approved include, but are not limited, to the following:

1.  Being employed or compensated by any other entity;

2.  Being active in any other business including part-time, evening or weekend employment;

3.  Serving as an officer, director, partner, or in some other similar capacity for any other entity;

4.  Ownership interest in any non-publicly traded company or other private investments that relate to the business or investments of the Adviser; or

5.  Any public speaking or writing activities that relate to the business or investments of the

Adviser.

Written approval from the Adviser for any of the above activities must be obtained by supervised persons prior to engaging in the activity.  All supervised persons must complete and submit an Outside Business Activities Disclosure Form at the time such activities will begin.  The CCO will review the activities of supervised persons to determine if any activity could be a conflict of interest with the rules and regulations of the applicable regulatory authorities.  In addition, activities will be reviewed to ensure they do not interfere with any of the supervised person’s responsibilities with the Adviser.

HANDLING WHISTLEBLOWER COMPLAINTS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, AAIM has adopted the following procedures for receiving and reviewing employee whistleblower complaints.

All employee complaints concerning violations of the Advisers Act or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority should be reported to the CCO or General Counsel.  AAIM encourages employees to submit complaints to the firm before contacting the SEC or other regulatory agencies. This will give AAIM the opportunity to begin investigating the problem as quickly as possible and may increase the amount of the award given to the whistleblower.  Complaints may be reported anonymously, however, the

CCO or General Counsel will request that the employee put the complaint in writing, and include the exact nature, scope and breadth of the accusation.

Once the CCO or General Counsel has received a complaint, s/he will notify the following: the

General Counsel (if received by the CCO), the CCO (if received by the General Counsel), the CFO.

Once formed, the advisory committee will quickly investigate the complaint by obtaining all relevant documents and interviewing the appropriate personnel.  If the whistleblower is identifiable, the advisory committee will continually keep the whistleblower informed as to the progress of the investigation but will maintain confidentiality.

After the advisory committee has reviewed the complaint, the committee will determine the appropriate action to take to remedy the situation.  AAIM will maintain records which contain all the information submitted with the complaint and a report or memorandum detailing the investigation and the actions taken by the advisory committee as a result of the complaint.

Sixty days after an employee files a complaint, the CCO or General Counsel will follow up with the employee to ensure the employee has not been retaliated against.  If the employee reports retaliation, the CCO or General Counsel should initiate a follow up investigation by repeating the same procedure as above.  If the retaliation was caused by an individual involved in the original review process, that individual will not be involved in the retaliation investigation.

To track employee retaliation, AAIM will maintain a confidential record keeping system that will enable it to track the employment history of those employees who have filed whistleblower complaints so that AAIM can track whether those employees were treated fairly.  This record keeping system will also be used to ensure that the anti-retaliation protections are not being abused by any employees of AAIM.

RETALIATION PROHIBITED

AAIM will not discharge or in any other way discriminate against any employee because the employee, whether at the initiative of the employee or in the ordinary course of the duties of the employee, has:

1.  Provided, caused to be provided, or is about to provide, information to AAIM, the SEC, any state securities authority, or any other state, local, or federal government authority or law enforcement agency in relation to any violation of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority;

2.  Testified or will testify in any proceeding resulting from the administration or enforcement of any provision of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority;

3.  Filed, instituted, or caused to be filed or instituted any proceeding under the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority; or

4.  Objected to, or refused to participate in, any activity, policy, practice, or assigned task that the employee reasonably believed to be in violation of the Advisers Act, or any other provision of law, rule, order, standard, or prohibition prescribed by the SEC or any state securities authority.

AAIM will not tolerate any retaliation against employees for reporting complaints.  If any employee of AAIM believes that he or she has been discharged or otherwise discriminated against by AAIM or any of AAIM’s employees, that employee may file a complaint with the Secretary of Labor alleging discharge or discrimination and identifying the individual responsible for such act.  The complaint will be filed not later than 180 days after the date on which such violation occurs.

Comments

1 - The individual named below is charged with responsibility for oversight of the Adviser’s Code of

Ethics. Questions regarding the Code of Ethics shall be directed to this individual.

Burland B. East, Chief Compliance Officer.

The Chief Compliance Officer is charged with responsibility for maintenance and implementation of the Code of Ethics.

2 - The following policies and procedures are in force to assist the Adviser in ensuring compliance with its Code of Ethics.

On an ongoing basis, all associated persons are required to report any violations of the requirements herein to the CCO, his/her designee, or to another individual named here.  Such reports will not be viewed negatively by AAIM’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the associated person reported the event in good faith. The identity of the reporting party will remain confidential.   Upon discovering a violation of any of these policies and procedures, AAIM may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges,   verbal   warning,   written   warning,   additional   compliance   training/education,   fines, suspension or termination of employment.

In addition to the submission of timely records of all transactions, no less than quarterly from the date of the transaction, the Adviser hereby implements the following restrictions and requirements related to personal trading activity:

Prior written approval is required for all access persons before any “personal securities transaction” (which includes transactions by either the access person or anyone residing in the access person’s home) can take place (“pre-clearance”), except with respect to mutual funds or ETFs, which do not require pre-clearance.  However, the exception with respect to mutual funds and ETFs does not apply to the Altegris-AAIM mutual fund, which requires pre-clearance before any personal securities transaction occurs.

For all other securities transactions not excepted above, including options transactions, the access  person  must  obtain  written  pre-clearance  approval  from  the  CCO  or  his/her designee. The access person may not transact in any security until approval is granted.

The CCO may, in his/her discretion, deny approval of any transaction not requiring pre- clearance, even if the transaction is normally permitted under the Code, if there is a reasonable belief that denying the transaction is necessary for the protection of a client account.

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In his/her discretion, the CCO may maintain and distribute lists of issuers of securities that the advisory firm is analyzing or recommending for client transactions for the purpose of prohibiting transactions in these securities.

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In his/her discretion, the CCO may distribute “restricted lists” of issuers about which the Adviser has inside information, for the purpose of prohibiting any trading (personal or for clients) in securities of those issuers. With respect to securities on the restricted list that are subject to a trading “blackout period,” such securities are deemed to be removed from the restricted list during the times when the blackout period is not in effect.

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“Blackout  periods”  may be  imposed  when  client  securities  trades  are being  placed  or recommendations are being made and access persons are not permitted to place personal securities transactions.

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Access persons must provide duplicate trade confirmations and account statements for any personal account as provided herein.

3 - The policy and procedures associated with this section should be carried out according to the following schedule.

Each associated person shall acknowledge receipt of the Code of Ethics in writing upon hiring and no less frequently than annually thereafter. Each associated person shall be required to submit a complete and current list or summary of personal accounts and securities holdings no later than 10 days after becoming an access person (and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person), and no less frequently than annually thereafter. The CCO or his designee shall review transactions of access persons no less frequently than quarterly.

4 - The following documents are available for reporting and ongoing compliance with the Code of Ethics.

An amendment shall be made and periodically reviewed for accuracy to the Adviser’s Form ADV Part 2A that includes the summary of the Adviser’s Code of Ethics. Records of personal securities accounts and holdings, and reviews thereof along with any and all reports of action taken as a result of the reviews, shall be retained among the Adviser’s central records for a period of no less than 5 years.